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                                                               Exhibit 11.01
                                 Canmax Inc.
                      Computation of Earnings per Share

                                              Three Months Ended                  Nine Months Ended
                                          July 31, 1996    July 31, 1995     July 31, 1996    July 31,1996

Primary earnings (loss) per share:
Net income (loss)                         $     345,027    $   (751,114)     $  (209,112)     $ (3,846,372)

Weighted average common shares                5,012,869       4,872,573        4,972,985         4,609,321

Shares issued upon assumed
exercise of stock options and warrants        1,840,752               -                -                 -

Shares assumed repurchased                     (507,506)              -                -                 -

Weighted average common and
common equivalent shares                      6,346,115       4,872,573        4,972,985         4,609,321

Earnings (loss) per common and
common equivalent share                   $         .05    $       (.15)     $      (.04)     $       (.83)


Fully diluted earnings (loss)
per share:

Net income (loss)                         $     345,027    $    (751,114)    $  (209,122)     $ (3,846,372)

Weighted average common shares                5,021,869        4,872,573       4,972,985         4,609,321

Shares issued upon assumed exercise
of stock options and warrants                 1,840,752                -               -                 -

Shares assumed repurchased                     (507,506)               -               -                 -

Weighted average common and
common equivalent shares                      6,346,115        4,872,573       4,972,985         4,609,321


Earnings (loss) per common and
common equivalent shares                  $         .05   $         (.15)    $      (.04)     $       (.83)


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